Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to registration statement on Form S-1 and the related prospectus of ReWalk Robotics Ltd. dated February 20, 2020, and to the incorporation by reference therein of our report dated February 20, 2020, with respect to the consolidated financial statements of ReWalk Robotics Ltd. and its subsidiaries included in ReWalk Robotics Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer
Haifa, Israel	KOST, FORER, GABBAY & KASIERER
February 20, 2020	A Member of EY Global